SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) October 12, 2008
TBX RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Texas	0-30746	75-2592165
(State or other jurisdiction of	(Commission File Number)	(I.R.S. employer
incorporation or organization)		Identification No.)
3030 LBJ Freeway, Suite 1320
Dallas, Texas 75234
(972) 243-2610
(Address, including zip code of registrant’s principal executive offices and telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01 Entry Into A Material Definitive Agreement
Item 1.02 Termination Of A Material Definitive Agreement
Item 9.01. Exhibits
EX-10.1
TBX Resources, Inc.
October 15, 2008

Section 1 — Registrant’s Business And Operations
     Item 1.01 Entry Into A Material Definitive Agreement
          On October 12, 2008 we entered into an engagement letter with Turner Stone & Company, LLP to accomplish our fiscal 2007 audit so that we would be able to complete and file our fiscal 2007 10K. In addition Turner Stone will also review our three 10Q reports for fiscal year 2008 with the intent of bringing our periodic reporting in to timely compliance.
     Item 1.02 Termination Of A Material Definitive Agreement
          On September 8, 2006, TBX Resources, Inc., entered into a merger agreement (the “Agreement”) with Earthwise Energy, Inc., a Nevada corporation, and TBX Acquisition, Inc., a Texas corporation and a wholly owned subsidiary of TBX. Earthwise is an oil and gas company, located in Dallas, Texas, which has certain oil and gas lease assets and manages several oil and gas joint venture partnerships. Upon closing, Earthwise would have merged with and into TBX Acquisition, Inc. Earthwise would have been the surviving corporation and become a wholly owned subsidiary of TBX. Earthwise stockholders were to receive TBX common shares in return for all the issued and outstanding shares of Earthwise. Subject to certain adjustments, TBX anticipated issuing an approximate total of 4,062,018 common stock shares to the Earthwise stockholders. The original agreement was subject to an automatic expiration if the business combination did not occur effective December 31,2007. When the parties did not reach agreement by the expiration date the parties agreed to continue to attempt to complete the business combination. As of the date of this report we have terminated all negotiations with Earthwise and are no longer anticipating any business combination with them. There is no penalty or other assessment due to either party as a result of the termination of negotiations.
Section 9 — Financial Statements and Exhibits
Item 9.01. Exhibits
10.1	Engagement Letter with Turner Stone & Company, LLP

TBX Resources, Inc.
October 15, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TBX Resources, Inc.
Dated: October 17, 2008	By:	/s/ Tim Burroughs
Tim P, Burroughs,
President & Chief Financial Officer

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